Exhibit 5.1

September 16, 2025

Union Pacific Corporation

1400 Douglas Street

Stop 1580

Omaha, Nebraska 68179

Re:	Union Pacific Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Union Pacific Corporation, a Utah corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of shares of common stock, par value $2.50 per share, of the Company (the “Shares”), as described in the Registration Statement. The Shares are to be registered and issued pursuant to the Agreement and Plan of Merger, dated as of July 28, 2025 (the “Merger Agreement”), by and among the Company, Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern”), Ruby Merger Sub 1 Corporation, a Virginia corporation and direct wholly owned subsidiary of the Company (“Merger Sub 1”), and Ruby Merger Sub 2 LLC, a Virginia limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub 2”), pursuant to which, subject to the satisfaction or waiver of conditions set forth therein, the following will occur: (i) Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern as the surviving company of such merger (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction, Norfolk Southern will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of the Company. This opinion is being furnished in accordance with the requirements of Item 21 of the Commission’s Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, (i) the articles of incorporation and by-laws of the Company as are currently in effect; (ii) the Merger Agreement; (iii) resolutions of the board of directors of the Company; (iv) an action by written consent of the board of directors of Merger Sub 1; (iv) an action by written consent of the sole stockholder of Merger Sub 1; (v) an action by written consent of the sole member of Merger Sub 2; and (v) such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Union Pacific Corporation

September 16, 2025

As to questions of fact material to this opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (v) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) the Shares will be issued in accordance with the Merger Agreement and the Registration Statement.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Registration Statement has become effective under the Securities Act, and the Shares have been duly issued and delivered in accordance with the terms of the Merger Agreement upon consummation of the Mergers and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respect to the Utah Revised Business Corporation Act, as amended (the “URBCA”), including all applicable provisions of the Utah Constitution and reported judicial interpretations of the URBCA, in case, as such laws exist on the date hereof. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and consent to the reference to this firm under “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours, /s/ Parr Brown Gee & Loveless, PC Parr Brown Gee & Loveless, PC